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Exhibit 99.1

Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

PIONEER DRILLING PROVIDES OUTLOOK
FOR FISCAL 2005 FIRST QUARTER

JULY 28, 2004—SAN ANTONIO, TEXAS—Pioneer Drilling Company (AMEX: PDC) today provided an outlook for its revenues and diluted earnings per share for the three months ended June 30, 2004.

        Pioneer Drilling's management expects revenues for the first quarter of fiscal 2005 to be approximately $41 million and earnings to be $0.01 per diluted share. The Company expects to release its actual first quarter results on August 5, 2004.

        Wm. Stacy Locke, Pioneer's President and Chief Executive Officer, stated, "While we achieved an excellent utilization rate of approximately 93% for the quarter, earnings were impacted by less-than-expected results from turnkey operations, which were attributable to unanticipated operational difficulties in the performance under several contracts."

        Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas and North Louisiana. Pioneer's fleet consists of 36 land drilling rigs that drill in depth ranges between 8,000 and 18,000 feet.

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding anticipated revenues and earnings per diluted share. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to turnkey drilling contracts in progress. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2004.

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  Exhibit 99.1